                                                                   EXHIBIT 10.16



                                  $35,000,000

                                CREDIT AGREEMENT

                         DATED AS OF DECEMBER 15, 1995

                                    BETWEEN

                              KOMAG, INCORPORATED

                                      AND

                     THE INDUSTRIAL BANK OF JAPAN, LIMITED,

                              SAN FRANCISCO AGENCY

                               TABLE OF CONTENTS


ARTICLE I       DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . .   1

      SECTION 1.1.    DEFINED TERMS   . . . . . . . . . . . . . . . . . . .   1

      SECTION 1.2.    OTHER DEFINITIONAL PROVISIONS.  . . . . . . . . . . .   8

ARTICLE II      THE REVOLVING LOANS   . . . . . . . . . . . . . . . . . . .   9

      SECTION 2.1.    THE REVOLVING LOANS.  . . . . . . . . . . . . . . . .   9

      SECTION 2.2.    REPAYMENT.  . . . . . . . . . . . . . . . . . . . . .  12

      SECTION 2.3.    INTEREST RATE AND PAYMENT DATES   . . . . . . . . . .  13

      SECTION 2.4.    CONTINUATION AND CONVERSION OPTIONS   . . . . . . . .  13

ARTICLE III     GENERAL PROVISIONS CONCERNING THE
                      REVOLVING LOANS   . . . . . . . . . . . . . . . . . .  14

      SECTION 3.1.    USE OF PROCEEDS   . . . . . . . . . . . . . . . . . .  14

      SECTION 3.2.    POST MATURITY INTEREST  . . . . . . . . . . . . . . .  14

      SECTION 3.3.    COMPUTATION OF INTEREST   . . . . . . . . . . . . . .  15

      SECTION 3.4.    PAYMENTS  . . . . . . . . . . . . . . . . . . . . . .  15

      SECTION 3.5.    PAYMENT ON NON-BUSINESS DAYS  . . . . . . . . . . . .  15

      SECTION 3.6.    REDUCED RETURN  . . . . . . . . . . . . . . . . . . .  15

      SECTION 3.7.    INDEMNITIES   . . . . . . . . . . . . . . . . . . . .  16

      SECTION 3.8.    FUNDING SOURCES   . . . . . . . . . . . . . . . . . .  17

      SECTION 3.9     INABILITY TO DETERMINE INTEREST RATE  . . . . . . . .  17

      SECTION 3.10.   REQUIREMENTS OF LAW   . . . . . . . . . . . . . . . .  18

      SECTION 3.11.   ILLEGALITY  . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE IV      CONDITIONS OF LENDING   . . . . . . . . . . . . . . . . . .  20

      SECTION 4.1.    CONDITIONS PRECEDENT TO INITIAL REVOLVING LOANS   . .  20

      SECTION 4.2.    CONDITIONS PRECEDENT TO EACH BORROWING  . . . . . . .  21

ARTICLE V       REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . .  21

      SECTION 5.1.    REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . .   21

ARTICLE VI      COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

      SECTION 6.1.    AFFIRMATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . .   25

      SECTION 6.2.    NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . .   29

ARTICLE VII     EVENTS OF DEFAULT   . . . . . . . . . . . . . . . . . . . . . . . . . .   32

      SECTION 7.1.    EVENTS OF DEFAULT   . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE VIII    MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

      SECTION 8.1.    AMENDMENTS, ETC   . . . . . . . . . . . . . . . . . . . . . . . .   36

      SECTION 8.2.    NOTICES, ETC  . . . . . . . . . . . . . . . . . . . . . . . . . .   36

      SECTION 8.3.    RIGHT OF SETOFF   . . . . . . . . . . . . . . . . . . . . . . . .   36

      SECTION 8.4.    NO WAIVER: REMEDIES   . . . . . . . . . . . . . . . . . . . . . .   37

      SECTION 8.5.    COSTS AND EXPENSES  . . . . . . . . . . . . . . . . . . . . . . .   37

      SECTION 8.6.    PARTICIPATIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   37

      SECTION 8.7.    EFFECTIVENESS, BINDING EFFECT; GOVERNING LAW  . . . . . . . . . .   38

      SECTION 8.8.    CONSENT TO JURISDICTION; VENUE.  BANK FOR SERVICE OF PROCESS  . .   39

      SECTION 8.9.    ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . .   40

      SECTION 8.10.   SEPARABILITY OF PROVISIONS  . . . . . . . . . . . . . . . . . . .   40

      SECTION 8.11.   EXECUTION IN COUNTERPARTS   . . . . . . . . . . . . . . . . . . .   40

      SECTION 8.12.   SUCCESSORS AND ASSIGNS  . . . . . . . . . . . . . . . . . . . . .   40

      SECTION 8.13.   EFFECTIVENESS OF AGREEMENT  . . . . . . . . . . . . . . . . . . .   40

EXHIBIT A:   NOTICE OF BORROWING
EXHIBIT B:   REVOLVING NOTE
SCHEDULE 1:  EXISTING LIENS
SCHEDULE 2:  SUBSIDIARIES

                                CREDIT AGREEMENT

          This CREDIT AGREEMENT, dated as of December 15, 1995, is entered into between KOMAG, INCORPORATED, a Delaware corporation ("Borrower"), and THE INDUSTRIAL BANK OF JAPAN, LIMITED, SAN FRANCISCO AGENCY ("Bank"). The parties hereto hereby agree as follows:

                                        I

                                   DEFINITIONS



     I.1 DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

          "Agreement": This Credit Agreement, as amended, supplemented or modified from time to time.

          "Bank": As set forth in the introductory paragraph of this Agreement.

          "Borrower": As set forth in the introductory paragraph of this Agreement.

          "Business Day": A day other than a Saturday, Sunday or a day on which commercial banks in California are authorized or required by law to close.

          "Capital Lease": As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

          "Commitment": The Commitment of Bank to make Revolving Loans to Borrower pursuant to Article II up to, but not exceeding, at any time outstanding the amount of $35,000,000.00.

          "Confidentiality Letter": As set forth in Section 8.6(b).

          "Consolidated Subsidiary" or "Consolidated Subsidiaries": Any corporation or other Person more than 50% of the outstanding voting stock of which shall at the time be owned by Borrower or another Consolidated Subsidiary, excluding from this definition Asahi Komag Co., Ltd., a Japanese corporation.

          "Consolidated Tangible Net Worth": At any date of determination, the excess of total assets over consolidated liabilities of Borrower and its Consolidated Subsidiaries determined on a consolidated basis, excluding, however from the determination of total assets (i) all intangible assets, including, without limitation, goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, and deferred charges (including, without limitation, unamortized debt discount and expense, organization and research and product development costs), (ii) treasury stock, (iii) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, and (iv) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence, and/or amortization of properties and all other reserves or appropriation of retained earnings which, in accordance with GAAP, should be established in connection with the business conducted by the relevant corporation.

          "Convertible Debt": Debt subordinate by its terms to the Revolving Loans converted at the option of Borrower to equity securities.

          "Dastek(M)": Dastek(M) SDN BHD, a Malaysian corporation.

          "Debt": As applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is property classified as a liability on a balance sheet in conformity with GAAP,
(iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instruments, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person.

          "Dollars" and "$": Dollars in lawful currency of the United States of America.

          "Employee Benefit Plan": Any Pension Plan, any employee welfare benefit plan or any other employee benefit plan which is described in Section 3(3) of ERISA and which is maintained for employees of Borrower or any ERISA Affiliate of Borrower.

          "ERISA": The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

          "ERISA Affiliate": As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b) or (c) of the Internal Revenue Code, but excluding any Subsidiary or other Person that is not a Consolidated Subsidiary.

          "Eurodollar Business Day": A day which is a Business Day on which dealings in Dollar deposits may be carried out in the interbank Eurodollar market.

          "Eurodollar Rate": For each Interest Period (i) the rate of interest determined by Bank at which deposits for the relevant Interest Period would be offered to Bank in the approximate amount of the relevant Eurodollar Rate Loan for the Interest Period requested by Borrower in the interbank Eurodollar market selected by Bank, upon request of Bank at 11:00 A.M. (San Francisco time) on the day which is one Eurodollar Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the aggregate (but without duplication) of the rates, if any, (expressed as a decimal fraction) of reserve requirements in effect on the day which is one Eurodollar Business Day prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as in effect at the time Bank quotes the rate to Borrower) for Eurocurrency funding of domestic assets (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of such System (such rate to be adjusted to the next higher 1/16 of 1%).

          "Eurodollar Rate Loans": Revolving Loans hereunder at such time as they accrue interest at a rate based upon the Eurodollar Rate.

          "Event of Default": As defined in Article VII.

          "FICAL": First Interstate Bank of California, a California banking corporation.

          "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, as may be in effect from time to time.

          "Interest Payment Date": As to any Prime Rate Loan until payment in full, the Maturity Date and the last day of each December, March, June, and September commencing on the first of such days to occur after a Prime Rate Loan is made. As to any Eurodollar Rate Loan with an Interest Period of three months or less, the last day of such Interest Period and the Maturity Date, and as to any Eurodollar Rate Loan with an Interest Period in excess of three months, (i) the last day of each December, March, June and September following the beginning of such Interest Period, (ii) the last day of such Interest Period, and (iii) the Maturity Date.

          "Interest Period":

          With respect to any Eurodollar Rate Loan:

              (i) initially, the period commencing on, as the case may be, the Revolving Loan or conversion date with respect to such Eurodollar Rate Loan and ending one, two, three, six, nine, or twelve months thereafter so long as the Eurodollar Rate is quoted for such period in the applicable interbank Eurodollar market, as selected by Borrower in the notice of Revolving Loan as provided in
Section 2.1(b) or the notice of conversion as provided in Section 2.4; and

              (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three, six, nine, or twelve months thereafter so long as the Eurodollar Rate is quoted for such period in the applicable interbank Eurodollar market, as selected by Borrower in the notice of continuation as provided in

Section 2.4;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                    (a) if any Interest Period for a Eurodollar Rate Loan would otherwise end on a day which is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day; and

                    (b) there shall be no more than six Interest Periods outstanding at any time.

          "Internal Revenue Code": The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

          "Lien": Any lien, mortgage, deed of trust, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

          "Loan Documents": This Agreement, the Revolving Note, and other documents executed in connection with this Agreement and/or the Revolving Loans extended hereunder, including, without limitation all amendments, waivers, and consents relating thereto.

          "Material Adverse Effect": As defined in Section 5.1(f).

          "Maturity Date": That date which is four years from the date of this Agreement, unless an extension shall occur under Section 2.1, in which case "Maturity Date" shall mean the amended Maturity Date resulting from such extension.

          "Multiemployer Plan": A "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower or any ERISA Affiliate of Borrower.

          "Pension Plan": Any employee plan which is subject to Section 412 of the Internal Revenue Code and which is maintained for employees of Borrower or any ERISA Affiliate of Borrower, other than a Multiemployer Plan.

          "Permitted Liens": A lien, security interest, encumbrance, or charge (a) for taxes, assessments, charges, or claims of Borrower either not yet due or being contested in good faith by appropriate proceedings, (b) arising out of judgments or awards against Borrower with respect to which an appeal or other proceeding is being prosecuted in good faith and with respect to which there shall have been secured a stay of execution pending such appeal or proceedings or which is vacated or discharged within thirty (30) days after the termination of such stay, (c) materialmen's, mechanics', workers', repairmen's, employee's, or other like liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith by appropriate proceedings, (d) granted by Borrower to Bank pursuant to this Agreement, (e) liens, deposits, or pledges made to secure statutory obligations, workers' compensation claims, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, lenders contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of Borrower's business, (f) purchase money security interests for property acquired, conditional sale agreements, or other title retention agreements with respect to property acquired, provided, however, that no such security interest or agreement shall extend to any property other than such after-acquired property and proceeds, (g) refunding, refinancing, or extension of the liens or security interests permitted in the foregoing clause not exceeding the principal amount of indebtedness so refunded, refinanced, or extended at the time of the refunding, refinancing, or extension thereof, and applying only to the same property theretofore subject to such lien or security interest, (h) liens existing on the date hereof and identified in Schedule 1 attached hereto or incurred with any refunding, refinancing, or extension of any such indebtedness secured by such liens, provided that such refinancing, refunding or extension shall not increase the amount, as of the date of such refinancing, refunding, or extension, secured by any such lien or security interest, (i) other liens securing indebtedness, the principal amount of which shall not exceed $2,000,000; (j) liens in property of Asahi Komag Co., Ltd., a Japanese corporation; and (k) liens taken by Borrower on its Subsidiaries.

          "Person": An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

          "Potential Event of Default": A condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          "Prime Rate": On any day, the higher of (a) the rate of interest most recently announced by The Industrial Bank of Japan, Limited at its New York branch as its "Prime Rate" ("IBJ Prime Rate") for loans in Dollars in the United States and (b) the Federal Funds Rate plus a margin of 0.50%. The IBJ Prime Rate is one of The Industrial Bank of Japan, Limited's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. The IBJ Prime Rate is evidenced by the recording thereof after its announcement in such internal publication or publications as The Industrial Bank of Japan, Limited may designate and may not be the lowest of The Industrial Bank of Japan, Limited base rates. Any change in any of the interest rates chargeable hereunder resulting from a change in IBJ Prime Rate shall become effective as of 12:01 a.m. (San Francisco time): (a) on the Domestic Business Day on which each change in the IBJ Prime Rate is announced by The Industrial Bank of Japan, Limited, if such change is announced prior to 11:00 a.m. (San Francisco time) on such day, and (b) on the Domestic Business Day following the Domestic Business Day on which each change in the IBJ Prime Rate is announced if such change is announced at or after 11:00 a.m. (San Francisco time) on such day.

          "Prime Rate Loans": Revolving Loans hereunder at such time as they accrue interest at a rate based upon the Prime Rate.

          "Regulation G, T, U and X": Regulations G, T, U and X, respectively, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

          "Revolving Loans": As defined in Section 2.1(a).

          "Revolving Note": As defined in Section 2.1(f).

          "S.E.C.": The United States Securities and Exchange Commission and any successor institution or body which performs the functions or substantially all of the functions thereof.

          "Subsidiary": A corporation or other Person of which at least fifty percent (50%) of the outstanding voting stock or profit interests shall at the time be owned by Borrower or another Subsidiary.

          "Termination Event": (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (other than a "Reportable Event" not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation under such regulations), or (ii) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(1)(2) or 4068(f) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation (v) any other event or condition which might constitute grounds under ERISA for the termination of, or the appointment by the Pension Benefit Guaranty Corporation of a trustee to administer, any Pension Plan, or (vi) the imposition of a lien pursuant to Section 412(n) of the Internal Revenue Code.

          "Transfer": As defined in Section 6.2(i).

    I.2   OTHER DEFINITIONAL PROVISIONS.

          (a) All terms defined in this Agreement shall have the deemed meanings when used in the Revolving Note or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Revolving Note, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP, except that foreign currency translation adjustments need not be included for purposes of determining Borrower's equity or net worth. If any changes in GAAP from those used in the preparation of the financial statements referred to in Section 5.1(e) ("GAAP Changes") hereafter occasioned by the promulgation of rules, regulations, pronouncements, and opinions by or required by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of any of the financial covenants, standards, or other terms or conditions found in this Agreement, the parties hereto agree to enter into negotiations to amend such provisions so as to reflect equitably such GAAP Changes with the desired result that the criteria for evaluating the financial condition and performance of Borrower and its Consolidated Subsidiaries shall be the same after such GAAP Changes as if such GAAP Changes had not been made.

          (c) For purposes of this Agreement and unless otherwise specified herein:

              (i) For purposes of computing periods of time: (A) the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding"; and (B) periods measured in days shall be measured in calendar days.

              (ii) References to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." References to any fiscal period are references to fiscal periods of Borrower. References in this Agreement to any determination by Bank include good faith estimates (in the case of quantitative determinations) by Bank; any such determination made in good faith by Bank shall be presumptively correct absent manifest error. The words "hereof," "herein," "hereby," and "hereunder," and any other similar words, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specified. Article, section, subsection, clause, exhibit, and schedule references are to this Agreement. Any reference to this Agreement or any other Loan Document includes all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

              (iii) All of the exhibits and schedules attached hereto are incorporated herein by this reference.

              (iv) Neither this Agreement nor any other Loan Document nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other Loan Documents have been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

              (v) All agreements and covenants hereunder and under the other Loan Documents shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

                                       II

                              THE REVOLVING LOANS

    II.1.  THE REVOLVING LOANS.

         (a) The Commitment. Bank agrees, on the terms and conditions hereinafter set forth, to make loans ("Revolving Loans") to Borrower from time to time during the period from the date hereof to and including the Maturity Date in the aggregate principal amount not to exceed at any one time outstanding the Commitment, as such amount may be reduced pursuant to Section 2.1(e). Each Revolving Loan shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000 above such amount for a Prime Rate Loan and in a minimum amount of $1,000,000 and in an integral multiple of $500,000 above such amount for a Eurodollar Rate Loan. Within the limits of each Commitment, Borrower may borrow, repay pursuant to Section 2.2(b) and reborrow under this Section, provided that at no time shall the aggregate principal amount of outstanding Revolving Loans exceed the Commitment then in effect.

         (b) Making the Revolving Loans. Borrower may borrow under the Commitment on any Business Day if the Revolving Loan is to be a Prime Rate Loan and on any Eurodollar Business Day if the Revolving Loan is to be a Eurodollar Rate Loan, provided Borrower shall give Bank irrevocable notice in the form of Exhibit A (which notice must be received by Bank prior to 9:00 A.M., San Francisco time) (i) three Eurodollar Business Days prior to the requested borrowing date in the case of a Eurodollar Rate Loan, and (ii) on the Business Day of the requested borrowing in the case of a Prime Rate Loan, specifying (A) the amount of the proposed Revolving Loan, (B) the requested date of the Revolving Loan, (C) whether the Revolving Loan is to consist of a Prime Rate Loan or a Eurodollar Rate Loan, and
(D) if the Revolving Loan is to be a Eurodollar Rate Loan, the length of the Interest Period therefor. Upon satisfaction of the applicable conditions set forth in this Section and in Article IV, the proceeds of such Revolving Loan will then be made available to Borrower by Bank by crediting the account of Borrower on the books of Bank, or as otherwise directed by Borrower.

         The notice of Revolving Loan may be given orally (including telephonically) or in writing (including telex or facsimile transmission) and any conflict regarding a notice or between an oral notice and a written notice applicable to the same Revolving Loan shall be conclusively determined by Bank's books and records. Bank shall not incur any liability to Borrower in acting upon any notice of Revolving Loan which Bank believes in good faith to have been given by a Person duly authorized to give such notice on behalf of Borrower.

         (c) Arrangement Fee. Borrower agrees to pay to Bank, on the date of Borrower's execution of this Agreement, the arrangement fee specified in the letter from Bank to Borrower, dated October 26, 1995.

         (d) Commitment Fee. Borrower agrees to pay to Bank a commitment fee equal to 0.10% per annum of the maximum amount of the Commitment (whether or not used), which shall be calculated on the basis of a 365-day year for the actual days elapsed, payable quarterly in arrears on the last day of each December, March, June, and September, commencing the first such date occurring after the date of this Agreement, and on the Maturity Date.

         (e) Reduction of the Commitment. Borrower shall have the right, upon at least two (2) Business Days' notice to Bank, to terminate in whole or reduce in part the unused portion of the Commitment, without premium or penalty, provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 thereof and that such reduction shall not reduce the Commitment to an amount less than the amount outstanding hereunder on the effective date of the reduction. Such notice shall be irrevocable and such reduction shall not be reinstated.

         (f) Revolving Note. The Revolving Loans made by Bank pursuant hereto shall be evidenced by a promissory note of Borrower, substantially in the form of Exhibit B, with appropriate insertions (the "Revolving Note"), payable to the order of Bank and representing the obligation of Borrower to pay the aggregate unpaid principal amount of the Revolving Loans made by Bank to Borrower, with interest thereon as prescribed in Section 2.3. Bank is hereby authorized to record in its books and records and on any exhibit annexed to Revolving Note, the date and amount of each Revolving Loan made by Bank and the date and amount of each payment of principal thereof, and in the case of Eurodollar Rate Loans, the Interest Period and interest rate with respect thereto, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by Bank to effect such recordation shall not affect Borrower's obligations hereunder. Prior to the transfer of the Revolving Note, Bank shall record such information on any exhibit annexed to and forming a part of the Revolving Note.

         (g) Non-Utilization Fee. Borrower agrees to pay to Bank a non-utilization fee on the average daily unused portion of the Commitment from the date of this Agreement until the Maturity Date, or any extensions thereof, at the rate of 0.10% per annum, which shall be calculated on the basis of a 365-day year for the actual days elapsed, payable on the last day of each December, March, June, and September (for the preceding quarter) commencing the first such date occurring after the date of this Agreement and on the Maturity Date.

         (h) Extension of Maturity Date. Notwithstanding anything to the contrary contained in this Agreement, the Maturity Date may be extended for additional one year periods on each anniversary date of this Agreement. A request for an extension of the Maturity Date may be made by Borrower not more than 60 nor less than 30 days prior to each anniversary of the date of this Agreement. Within 15 days of its receipt of a request by Borrower to extend the Maturity Date, Bank shall notify Borrower whether it agrees to the requested extension of the Maturity Date (which decision shall be in the absolute discretion of Bank). The failure by Bank to respond to any extension request within the applicable period, shall be deemed a rejection of such request. Each extension of the Maturity Date agreed to by Bank shall be evidenced by an amendment to this Agreement. In connection with the making of any request for an extension of the Maturity Date, Borrower shall provide to Bank any documents, instruments, records, information, or access to management personnel that Bank may reasonably request.

    II.2.     REPAYMENT.

         (a) Mandatory Repayments. The aggregate principal amount of the Revolving Loans outstanding on the Maturity Date, together with accrued interest thereon, shall be due and payable in full on the Maturity Date. If at any time the aggregate principal amount of outstanding Revolving Loans exceeds the Commitment then in effect, Borrower shall immediately repay the Revolving Loans in an amount equal to the excess.

         (b) Optional Payment. Borrower may at its option repay the Revolving Loans, without penalty except as set forth in Section 3.7(b), in whole or in part, on any Business Day, prior to the Maturity Date, from time to time, provided Bank shall have received from Borrower notice of any such payment at least: (i) three Business Days prior to the date of the proposed payment if the Revolving Loan being prepaid is a Eurodollar Rate Loan, and (ii) one Business Day prior to the date of the proposed payment if the Revolving Loan being prepaid is a Prime Rate Loan. For Prime Rate Loans, each day shall be defined as and constitute an "Interest Period." Partial payments hereunder shall be in an aggregate principal amount of not less than the lesser of (a) $1,000,000 and in an integral multiple of $100,000 for a Revolving Loan consisting of a Prime Rate Loan; (b) $1,000,000 and in an integral multiple of $500,000 for a Revolving Loan consisting of a Eurodollar Rate Loan; and (c) the outstanding balance of the Revolving Loan being paid.

         (c) Allocation of Payments Following an Event of Default. Following the occurrence of an Event of Default and acceleration of the Revolving Loans, all amounts received by Bank on account of the Revolving Loans shall be applied by Bank as follows:

              (i) First, to the payment of expenses incurred by Bank in the enforcement of its rights under the Loan Documents, including, without limitation, all costs and expenses of collection, attorneys' fees and court costs; and

              (ii) then, to the outstanding principal balance of all Revolving Loans and interest accrued thereon.

    II.3.     INTEREST RATE AND PAYMENT DATES.

         (a) Payment of Interest. Interest with respect to each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan. In no event shall interest on a Revolving Loan exceed the maximum rate permitted by applicable law.

         (b) Prime Rate Loans. Revolving Loans which are Prime Rate Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Prime Rate from the date hereof through the Maturity Date. Bank shall promptly notify Borrower of the amount and the effective date of each adjustment in the Prime Rate, provided that no failure or delay in giving any such notice shall affect or delay the making of any such adjustments or the obligation of Borrower to pay in a timely manner the interest due on such Revolving Loans.

         (c) Eurodollar Rate Loans. Revolving Loans which are Eurodollar Rate Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus 0.625 percentage points.

    II.4. CONTINUATION AND CONVERSION OPTIONS. Borrower may elect from time to time to convert outstanding Revolving Loans from Revolving Loans bearing interest at a rate determined by reference to one basis to Revolving Loans bearing interest at a rate determined by reference to an alternative basis if Borrower gives Bank (i) at any time irrevocable notice of an election to convert Eurodollar Rate Loans to Prime Rate Loans and (ii) at least three Eurodollar Business Days' prior irrevocable notice of an election to convert Prime Rate Loans to Eurodollar Rate Loans, provided that any conversion of Eurodollar Rate Loans to Prime Rate Loans shall only be made on the last day of an Interest Period with respect thereto, and provided further that no Prime Rate Loan may be converted to a Eurodollar Rate Loan so long as an Event of Default or Potential Event of Default has occurred and is continuing. Borrower may elect from time to time to continue its outstanding Eurodollar Rate Loans upon the expiration of the Interest Period(s) applicable thereto if Borrower gives to Bank irrevocable notice of continuation of such a Eurodollar Rate at least one Eurodollar Business Days' prior to the expiration thereof and so long as an Event of Default or Potential Event of Default has not occurred and is not continuing. Each notice electing to convert or continue a Revolving Loan shall specify: (i) the proposed conversion/continuation date; (ii) the amount of the Revolving Loan to be converted/continued; (iii) the nature of the proposed continuation/conversion; and (iv) in the case of a conversion to, or continuation of a Eurodollar Rate Loan, the requested Interest Period, and shall certify that no Event of Default or Potential Event of Default has occurred and is continuing. On the date on which such conversion or continuation is being made Bank shall take such action as is necessary to effect such conversion or continuation. In the event that no notice of continuation or conversion is received by Bank with respect to outstanding Eurodollar Rate Loans, upon expiration of the Interest Period(s) applicable thereto, such Eurodollar Rate Loans shall convert to Prime Rate Loans. Subject to the limitations set forth in this Section and in the definition of Interest Period, all or any part of outstanding Revolving Loans may be converted or continued as provided herein, provided that partial conversions or continuations shall be in an aggregate principal amount of not less than (a) $1,000,000 and in an integral multiple of $100,000 for a Revolving Loan consisting of a Prime Rate Loan; (b) $1,000,000 and in an integral multiple of $500,000 above such amount for a Eurodollar Rate Loan; and (c) the outstanding balance of the Revolving Loan being converted or continued.

                                       III

               GENERAL PROVISIONS CONCERNING THE REVOLVING LOANS

    III.1. USE OF PROCEEDS. The proceeds of the Revolving Loans hereunder shall be used by Borrower for general corporate purposes.

    III.2. POST MATURITY INTEREST. Notwithstanding anything to the contrary contained in Section 2.3, if all or a portion of the principal amount of any of the Revolving Loans made hereunder or any interest accrued thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue amount shall bear interest at a rate per annum which is equal to the greater of
(a) two percent (2%) above the rate which would otherwise be applicable pursuant to Section 2.3 and (b) two percent (2%) above the Prime Rate, from the date of such nonpayment until paid in full (after as well as before judgment), payable on demand. In addition, such Revolving Loan, if a Eurodollar Rate Loan, shall be converted to a Prime Rate Loan at the end of the then current Interest Period therefor.

    III.3.    COMPUTATION OF INTEREST

         (a) Calculations. Interest in respect of the Prime Rate Loans shall be calculated on the basis of a 365-day year for the actual days elapsed. Any change in the interest rate on a Prime Rate Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the date on which such change in the Prime Rate shall become effective. Interest with respect of the Eurodollar Rate Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.

         (b) Determination by Bank. Each determination of an interest rate or fee by Bank pursuant to any provisions of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

    III.4. PAYMENTS. Borrower shall make each payment of principal, interest, and fees referred to in Section 2.2 due from it hereunder and under the Revolving Note, without setoff or counterclaim, not later than 12:00 P.M. (San Francisco time) on the day when due in lawful money of the United States of America to Bank, at the office of Bank designated from time to time in immediately available funds.

    III.5. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under the Revolving Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

    III.6. REDUCED RETURN. If Bank shall have determined that any new or additional applicable law, regulation, rule, or regulatory requirement (collectively in this Section 3.6 "Requirement") regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation of administration thereof, or compliance by Bank with any new or additional request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital as a consequence of the Commitment and obligations hereunder to a level below that which would have been achieved but for such Requirement, change, or compliance (taking into consideration Bank's policies with respect to capital adequacy) by an amount deemed by Bank to be material (which amount shall be determined by Bank's reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within thirty (30) Business Days after written demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Notwithstanding the foregoing, no additional compensation will be required from Borrower under this Section 3.6 if the reason for additional compensation was based solely on Bank's failure to comply with any existing or new law, treaty, rule, or regulation or requirement. In addition, Bank shall promptly notify Borrower of any proposed request for compensation under this
Section 3.6 and shall provide Borrower with reasonable support therefor. Any request by Bank for additional compensation shall be structured to allocate such additional costs over the term of the credit affected thereby.

    III.7.    INDEMNITIES.

         (a) General. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Bank, and the shareholders, officers, directors, employees, and agents of Bank, harmless from and against any and all claims, liabilities, losses, damages, costs, and expenses (whether or not any of the foregoing Persons is a party to any litigation), including, without limitation, reasonable attorneys' fees and costs (including, without limitation, the reasonable estimate of the allocated cost of in-house legal counsel and staff) and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of any proposed acquisition by Borrower or any of its Consolidated Subsidiaries of any Person or any securities (including a self-tender), this Agreement or any use of proceeds hereunder, or any claim, demand, action or cause of action being asserted against Borrower or any of its Consolidated Subsidiaries (collectively, the "Indemnified Liabilities"), provided that Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Persons. If any claim is made, or any action, suit or proceeding is brought, against any Person indemnified pursuant to this Section, the indemnified Person shall notify Borrower of such claim or of the commencement of such action, suit or proceeding, and Borrower will assume the defense of such action, suit or proceeding, employing counsel selected by Borrower and reasonably satisfactory to the indemnified Person, and pay the fees and expenses of such counsel. This covenant shall survive termination of this Agreement and payment of the outstanding Revolving Note.

         (b) Funding Losses. Borrower agrees to indemnify Bank and to hold Bank harmless from any loss or expense including, but not limited to, any such loss or expense arising from interest or fees payable by Bank to lenders of funds obtained by Bank in order to maintain its Eurodollar Rate Loans hereunder, which Bank may sustain or incur as a consequence of (i) default by Borrower in payment of the principal amount of or interest on the Eurodollar Rate Loans of Bank, (ii) default by Borrower in making a conversion or continuation after Borrower has given a notice thereof, (iii) default by Borrower in making any payment after Borrower has given a notice of payment or (iv) Borrower making any payment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Revolving Loan. For purposes of this Section and
Section 3.10, it shall be assumed that Bank had funded or would have funded one hundred percent (100%) of each Eurodollar Rate Loan in the interbank Eurodollar market for a corresponding amount and term. In the event of a payment set forth in (iv) above, Borrower shall be credited with a reinvestment interest rate equal to one sixteenth of one percent (.0625%) less than the rate of interest generally available to Bank at the time of the payment for a period of time approximately equal to the period remaining on the then applicable Interest Period and for an amount approximately equal to the amount of the payment. The determination of such amount by Bank shall be presumed correct in the absence of manifest error. This covenant shall survive termination of this Agreement and payment of the outstanding Revolving Note.

    III.8. FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate Bank to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by Bank that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.

    III.9. INABILITY TO DETERMINE INTEREST RATE. In the event that Bank shall have determined (which determination shall be conclusive and binding upon Borrower) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.3 for any Interest Period with respect to a Eurodollar Rate Loan that will result from a requested Eurodollar Rate Loan or that such rate of interest does not adequately cover the cost of funding such Revolving Loan, Bank shall forthwith give notice of such determination to Borrower not later than 1:00 P.M., San Francisco time, on the requested Borrowing date, the requested conversion date or the last day of an Interest Period of a Revolving Loan which was to have been continued as a Eurodollar Rate Loan. If such notice is given and has not been withdrawn (i) any requested Eurodollar Rate Loan shall be made as a Prime Rate Loan, or, at Borrower's option, such Revolving Loan shall not be made, (ii) any Revolving Loan that was to have been converted to a Eurodollar Rate Loan, shall be continued as, or converted into, a Prime Rate Loan and (iii) any outstanding Eurodollar Rate Loan shall be converted, on the last day of the then current Interest Period with respect thereto, to a Prime Rate Loan. Until such notice has been withdrawn by Bank, no further Eurodollar Rate Loans shall be made and Borrower shall not have the right to convert a Revolving Loan to a Eurodollar Rate Loan. Bank will review the circumstances affecting the interbank Eurodollar market from time to time and Bank will withdraw such notice at such time as it shall determine that the circumstances giving rise to said notice no longer exist.

    III.10. REQUIREMENTS OF LAW. In the event that any law, regulation, or directive or any change therein or in the interpretation or application thereof or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

         (a) does or shall subject Bank to any new or additional tax of any kind whatsoever with respect to this Agreement, the Revolving Note, or any Revolving Loan made hereunder, or change the basis of taxation of payments to

Bank of principal, commitment fee, non-utilization fee, interest, or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank);

         (b)  does or shall impose, modify, or hold applicable any reserve,

assessment rate, special deposit, compulsory loan, or other requirement (collectively in this Section 3.10 "Requirements") against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Bank which Requirements are not otherwise included in the determination of any Eurodollar Rate at the last Borrowing conversion or continuation date of a Revolving Loan;

         (c) does or shall impose, modify or hold applicable any of the Requirements against the Commitment; or

         (d) does or shall impose on Bank any other new or additional condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining the Commitment or the Eurodollar Rate Loans or to reduce any amount receivable thereunder by an amount determined by Bank, in its sole discretion, to be material (which increase or reduction shall be determined by Bank's reasonable allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, Borrower shall pay to Bank, within thirty (30) Business Days of its demand, any additional amounts necessary to compensate Bank for such additional cost or reduced amount receivable as determined by Bank with respect to this Agreement. If Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall notify Borrower of the event by reason of which it has become so entitled. A statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence submitted by Bank to Borrower shall be conclusive in the absence of manifest error. Notwithstanding the foregoing, no additional compensation will be required from Borrower under this Section 3.10 if the reason for said additional compensation was based solely on Bank's failure to comply with any existing or new law, treaty, rule, regulation, or requirement. In addition, Bank shall promptly notify Borrower of any proposed request for compensation under this Section 3.10 and shall provide

Borrower with reasonable support therefor. Any request by Bank for additional compensation shall be structured to allocate such additional costs over the term of the credit affected thereby.

    III.11. ILLEGALITY. Notwithstanding any other provisions herein, if any law, regulation, treaty, or directive or any change therein or in the interpretation or application thereof, shall make it unlawful, impossible or impracticable for Bank to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the commitment of Bank hereunder to make Eurodollar Rate Loans or convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) Bank's Revolving Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the next succeeding Interest Payment Date or within such earlier period as allowed by law. Borrower hereby agrees to pay Bank, within thirty (30) Business Days of its demand, any additional amounts necessary to compensate Bank for any costs incurred by Bank in making any conversion in accordance with this Section, including, but not limited to, any interest or fees payable by Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder (Bank's notice of such costs, as certified to Borrower to be conclusive absent manifest error). Notwithstanding the foregoing, no additional compensation will be required from Borrower under this Section 3.11 if the reason for said additional compensation was based solely on Bank's failure to comply with any existing or new law, treaty, rule or regulation or requirement. In addition Bank shall promptly notify Borrower of any proposed request for compensation under this Section 3.11 and shall provide Borrower with reasonable support therefor. Any request by Bank for additional compensation shall be structured to allocate such additional costs over the term of the credit affected thereby.

                                       IV

                             CONDITIONS OF LENDING

    IV.1. CONDITIONS PRECEDENT TO INITIAL REVOLVING LOANS. The obligation of Bank to make its initial Revolving Loan is subject to the conditions precedent that:

         (a) Bank shall have received on or before the date of this Agreement the following, each dated such day

(except for the documents referred to in clause (ii) and (iv)), in form and substance satisfactory to Bank:

              (i)   The Revolving Note issued by Borrower to the order of Bank;

              (ii) Borrower's certificate that the copies of the Certificate of Incorporation or other organizational documents of Borrower certified by the Secretary of State of its state of formation or incorporation, heretofore provided to Bank are in full force and effect and have not been amended and/or supplemented;

              (iii) Borrower's certificate that the copies of the Bylaws, if any, of Borrower, certified by the Secretary or an Assistant Secretary of Borrower heretofore provided to Bank are in full force and effect and have not been amended and/or supplemented;

              (iv) Copies of resolutions of the Board of Directors or other authorizing documents of Borrower, in form and substance satisfactory to Bank, approving the Loan Documents and the Borrowings hereunder;

              (v) Borrower's certificate that the copy of the incumbency certificate executed by the Secretary or an Assistant Secretary of Borrower or equivalent document, certifying the names and signatures of the officers of Borrower or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder heretofore provided to Bank is in full force and effect and has not been amended and/or supplemented; and

              (vi)  Executed copies of all Loan Documents;

         (b) All corporate legal proceedings and instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to Bank and its counsel, and Bank and such counsel shall have received any and all further information and documents which Bank or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

    IV.2. CONDITIONS PRECEDENT TO EACH BORROWING. The obligation of Bank to make a Revolving Loan on the occasion of such Revolving Loan (including the initial Revolving Loan) shall be subject to the further conditions precedent that on the date of such Revolving Loan (a) the following statements shall be true and Bank shall have received the notice required by Section 2.1(b), which notice shall be deemed to be a certification by Borrower that:

              (i) The representations and warranties contained in Section 5.1 are correct on and as of the date of such Revolving Loan as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date and except that Section 5.1(e) shall be deemed instead to refer to the last day of the most recent fiscal year and fiscal quarter for which financial statements have then been delivered),

              (ii) No event has occurred and is continuing, or would result from such Revolving Loan, which constitutes an Event of Default or Potential Event of Default, and

              (iii) All Loan Documents are in full force and effect,

and (b) Bank shall have received such other approvals, opinions, or documents as Bank may reasonably request.

                                        V

                         REPRESENTATIONS AND WARRANTIES

    V.1. REPRESENTATIONS AND WARRANTIES. In order to induce Bank to make the Revolving Loans, Borrower represents and warrants as follows:

         (a) Organization. Borrower is duly organized, validly existing, and in good standing under the laws of the state of its formation. Borrower is also duly authorized, qualified, and licensed in all applicable jurisdictions, and under all applicable laws, regulations, ordinances, or orders of public authorities, to carry on its business in the locations and in the manner presently conducted, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. All of the Subsidiaries and Consolidated Subsidiaries of Borrower and the percentage of Borrower's ownership interest therein as of the date of this Agreement are identified on
Schedule 2.

         (b) Authorization. The execution, delivery, and performance by Borrower of the Loan Documents, and the making of Borrowings hereunder, are within Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) Borrower's certificate of incorporation, by-laws or other organizational documents or (ii) any law or regulation (including Regulations G, T, U, and X) or any contractual restriction binding on or affecting Borrower.

         (c) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (except routine reports required pursuant to the Securities Exchange Act of 1934, as amended (if such act is applicable to Borrower), which reports will be made in the ordinary course of business) is required for the due execution, delivery, and performance by Borrower of the Loan Documents.

         (d) Validity. The Loan Documents are the binding obligations of Borrower, enforceable in accordance with their respective terms; except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium, or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

         (e) Financial Condition. The balance sheets of Borrower and its Consolidated Subsidiaries as at the fiscal quarter ended July 2, 1995 and the fiscal year ended January 1, 1995, and the related statements of income and retained earnings of Borrower and its Consolidated Subsidiaries to that date and the fiscal year then ended, copies of which have been furnished to Bank, fairly present the financial condition of Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of Borrower and its Consolidated Subsidiaries for the respective periods ended on such dates, all in accordance with GAAP, consistently applied. Since January 1, 1995, there has been no material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Borrower and its Consolidated Subsidiaries, taken as a whole.

         (f)  Litigation.  Except as set forth in the
financial statements delivered on or prior to the date hereof, to the best of Borrower's knowledge there is no pending or threatened action or proceeding affecting Borrower or any of its Consolidated Subsidiaries before any court, governmental agency, or arbitrator, which may materially adversely affect the consolidated financial condition or operations of Borrower or which may have a material adverse effect on Borrower's ability to perform its obligations under the Loan Documents, having regard for its other financial obligations (a "Material Adverse Effect").

         (g) Employee Benefit Plans. Borrower and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder wish respect to all Employee Benefit Plans. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan that would reasonably be expected to have a Material Adverse Effect.

         (h) Disclosure. No representation or warranty of Borrower contained in this Agreement or any other document, certificate, or written statement furnished to Bank or on behalf of Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading. To the best of Borrower's knowledge, there is no fact known to Borrower (other than matters of a general economic nature) which materially adversely affects the business, operations, property, assets, or condition (financial or otherwise) of Borrower and its Consolidated Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to Bank for use in connection with the transactions contemplated hereby.

         (i) Margin Stock. The aggregate value of all margin stock (as defined in Regulation U) directly or indirectly owned by Borrower and its Consolidated Subsidiaries is less than 25% of the aggregate value of Borrower's assets.

         (j) Environmental Matters. Except as set forth in the financial statements delivered on or prior to the date hereof and except for certain claims associated with Great Western Chemical, neither Borrower nor any

Consolidated Subsidiary, nor, to the best of their knowledge, any other person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state, or local law, rule, regulation, order, or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased, or used by Borrower or any Consolidated Subsidiary, in violation of any applicable statutes, regulations, ordinances, or directives of any governmental authority or court, which violations may result in liability to Borrower or any Consolidated Subsidiary in an amount for all such violations that could reasonably be expected to have a Material Adverse Effect; and the unresolved violations, if any, set forth in the financial statements delivered on or prior to the date hereof will not result in liability to Borrower or any Consolidated Subsidiary in an amount for all such unresolved violations that could reasonably be expected to have a Material Adverse Effect. Except as set forth in the financial statements delivered on or prior to the date hereof, no employee or other person has ever made a claim or demand against Borrower or any Consolidated Subsidiary based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof in an amount that could reasonably be expected to have a Material Adverse Effect; and the unsatisfied claims, if any, or demands against Borrower or any Consolidated Subsidiary set forth in the financial statements delivered on or prior to the date hereof will not result in uninsured liability to Borrower or any Consolidated Subsidiary or any of their respective officers, employees, representatives, agents, or shareholders in an amount that could reasonably be expected to have a Material Adverse Effect for all such unsatisfied claims or demands. Except as set forth in the financial statements delivered on or prior to the date hereof neither Borrower nor any Consolidated Subsidiary has been charged by any governmental authority with improperly using, handling, storing, discharging, or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water in an amount that could reasonably be expected to have a Material Adverse Effect; and the outstanding charges, if any, set forth in the financial statements delivered on or prior to the date hereof will not result in liability to Borrower or any Consolidated Subsidiary or any or their respective officers, employees, representatives, agents, or shareholders in an amount that could reasonably be expected to have a Material Adverse Effect for all such outstanding charges.

         (k) Employee Matters. There is no strike or work stoppage in existence or, to the best of Borrower's knowledge, threatened involving Borrower or its Consolidated Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

                                       VI

                                   COVENANTS

    VI.1. AFFIRMATIVE COVENANTS. So long as the Revolving Note shall remain unpaid or Bank shall have any Commitment hereunder, Borrower will, unless Bank shall otherwise consent in writing:

         (a)  Financial Information.  Furnish to Bank:

                   (i) as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a copy of Borrower's consolidated balance sheet of itself and its Consolidated Subsidiaries as at the end of each fiscal year and the related consolidated statements of income, stockholders' equity, and statement of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon of Ernst & Young or other independent certified public accountants acceptable to Bank;

                   (ii) as soon as available, but in any event within 60 days after the end of each of Borrower's fiscal quarters, Borrower's unaudited consolidated balance sheet of itself and its Consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, stockholders' equity, and statement of cash flows for such period and year to date, setting forth in each case in comparative form the figures as at the end of the previous fiscal year as to the balance sheet and the figures for the previous corresponding period as to the other statements, certified by a duly authorized officer of Borrower as being fairly stated in all material respects subject to year end adjustments;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail acceptable to Bank and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants and disclosed therein);

                   (iii) together with each delivery of financial statements of Borrower and its Consolidated Subsidiaries pursuant to subdivisions (i) and (ii) above, (A) an officer's certificate stating that the signers have reviewed the terms of the Loan Documents and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrower and its Consolidated Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the officers' certificate, of any existing condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (B) a compliance certificate, in form and substance satisfactory to Bank, setting forth in such detail as Bank may request the calculation of the ratios and amounts necessary to determine Borrower's compliance with Sections 6.2(a), 6.2(b), 6.2(c), 6.2(e), and 6.2(j) hereof for the accounting period covered by such financial statements, certified by Borrower's chief executive officer or chief financial officer; and

                   (iv) as soon as available, copies of all reports which Borrower sends to any of its security holders, and copies of all reports and registration statements which Borrower or any Subsidiary files with the S.E.C. or any national securities exchange, including, but not limited to: Form 8-K Current Report, Form 10-K Annual Report, Form 10-Q Quarterly Report, Annual Report to Shareholders, Proxy Statements, and Registration Statements.

         (b)  Notices and Information.  Deliver to Bank:

                   (i) promptly upon any officer of Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or existing Potential Event of Default, (b) that any Person has given any notice to Borrower or any Consolidated Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in Section

7.1(e), (c) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of Borrower or any of its Consolidated Subsidiaries equal to or greater than $5,000,000 or any adverse determination in any litigation involving a potential liability of Borrower or any of its Consolidated Subsidiaries equal to or greater than $5,000,000, or (d) of a material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Borrower and its Consolidated Subsidiaries, taken as a whole, an officer's certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event Of Default, event, or condition, and what action Borrower has taken, is taking, and proposes to take with respect thereto;

                   (ii) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any (a) Termination Event, or (b) "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, in connection with any Employee Benefit Plan (other than the Dastek, Inc. Savings and Deferred Profit-Sharing Plan which is proposed to be terminated effective as of June 30, 1994) or any trust created thereunder, a written notice specifying the nature thereof, what action Borrower has taken, is taking, or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

                   (iii) with reasonable promptness copies of (a) all notices received by Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation's intent to terminate any material Pension Plan or to have a trustee appointed to administer any Pension Plan; (b) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each material Pension Plan; and (c) all notices received by Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the material imposition or material amount of withdrawal liability pursuant to
Section 4202 of ERISA;

                   (iv) promptly, and in any event within thirty (30) days after receipt thereof, a copy of any notice, summons, citation, directive, letter, or other form of communication from any governmental authority or court in any way concerning any material action or omission on the part of Borrower or any of its Consolidated Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable federal, state, or local law, rule, regulation, order, or directive or any waste or by product thereof, or concerning the filing of a material lien upon, against, or in connection with Borrower, its Consolidated Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to ss. 9507 of the Internal Revenue Code; and

                   (v) promptly, and in any event within ten (10) days after request, such other information and data with respect to the business affairs and financial condition of Borrower or any of its Consolidated Subsidiaries as from time to time may be reasonably requested by Bank.

         (c) Corporate Existence, Etc. At all times preserve and keep in full force and effect Borrower's and its Consolidated Subsidiaries' corporate existence and rights and franchises material to Borrower's business and those of each of its Consolidated Subsidiaries; provided, however, that the corporate existence of any such Consolidated Subsidiary may be terminated if such termination is in the best interest of Borrower and is not materially disadvantageous to the holder of the Revolving Note.

         (d) Payment of Taxes and Claims. Pay, and cause each of its Consolidated Subsidiaries (except Dastek(M)) to pay, all taxes, assessments, and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income, or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials, and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

         (e) Maintenance of Properties; Insurance. Maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of Borrower and its Consolidated Subsidiaries (except Dastek(M)) and from time to time will make or cause to be made all appropriate repairs, renewals, and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Consolidated Subsidiaries (except Dastek(M)) against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

         (f) Inspection. Permit any authorized representatives designated by Bank to visit and inspect any of the properties of Borrower or any of its Consolidated Subsidiaries (except Dastek(M)), including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances, and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and under Borrower's supervision and as often as may be reasonably requested. Any such additional information together with other nonpublic information received hereunder shall be held in confidence by Bank and may not be used for any purpose other than to monitor the creditworthiness of Borrower and its Consolidated Subsidiaries (except Dastek(M)) and shall not be disclosed or disseminated to any other Person for any reason, and the Confidentiality Letters shall apply thereto.

         (g) Compliance with Laws, Etc. Exercise, and cause each of its Consolidated Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including, without limitation, all environmental laws, rules, regulations, and orders, noncompliance with which would have a Material Adverse Effect.

    VI.2. NEGATIVE COVENANTS. So long as the Revolving Note shall remain unpaid or Bank shall have any Commitment hereunder, Borrower will not, without the written consent of Bank:

         (a) Profitability. Permit, on a consolidated after-tax basis, a loss in more than two consecutive fiscal quarters.

         (b) Leverage Ratio. Permit Borrower's ratio of consolidated total liabilities (excluding Convertible Debt and minority interests in Subsidiaries) to Consolidated Tangible Net Worth at the end of any fiscal quarter to exceed
 .85 to 1.00.

         (c) Consolidated Tangible Net Worth. Permit Borrower's Consolidated Tangible Net Worth, on a quarterly consolidated basis, to be less than $250,000,000, plus (i) 85% of Borrower's cumulative consolidated net income (without deduction for any losses), adjusted on an annual basis beginning with Borrower's fiscal year ending 1994 (said adjustment for fiscal 1994 shall include Borrower's future net income after July 3, 1994), plus (ii) 100% of the net proceeds of equity investments and issues received by Borrower or its Consolidated Subsidiaries (other than equity investments by Borrower in its Consolidated Subsidiaries or equity investments by Borrower's Consolidated Subsidiaries in Borrower) adjusted on a quarterly basis. For purposes hereof, the minimum Consolidated Tangible Net Worth requirement shall not be increased by equity issued through the exercise of employee stock options and/or employee stock purchase plans and the definition shall be exclusive of any effect of minority interests.

         (d) Liens, Etc. Create or suffer to exist, or permit any of its Consolidated Subsidiaries (except Dastek(M)) to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Consolidated Subsidiaries (except Dastek(M)) to assign, any right to receive income, in each case to secure any Debt of any Person other than (i) Liens in favor of Bank; (ii) Liens reflected on the financial statements referred to in Section 5.1(e) and other Liens existing on the date hereof heretofore disclosed to Bank; and (iii) Permitted Liens.

         (e) Dividends, Etc. Declare or pay any dividends, purchase or otherwise acquire for value its capita] stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its Consolidated Subsidiaries (except Dastek(M)) to purchase or otherwise acquire for value any stock of Borrower, except that Borrower and/or its Consolidated Subsidiaries (except Dastek(M)) may (i) declare and deliver dividends and distributions payable in its capital stock; (ii) in any fiscal year declare and pay cash dividends to its stockholders and purchase or otherwise acquire shares of its own outstanding capital stock for cash in an aggregate amount up to 15% of net income after taxes of Borrower and its Consolidated Subsidiaries (except Dastek(M)) for the immediately preceding fiscal year; and (iii) repurchase stock of Borrower in an amount not to exceed $15,000,000 in any calendar year.

         (f) Consolidation, Merger, or Acquisition. Regarding Borrower and its Consolidated Subsidiaries (except Dastek(M)), liquidate or dissolve or enter into any consolidation, merger, acquisition, material partnership, material joint venture, syndication, or other combination without Bank's prior written consent, which consent will not be unreasonably withheld, except that Borrower may consolidate with, merge into or acquire any other corporation or entity, except that any corporation or entity may consolidate with or merge into Borrower, provided that Borrower shall be the surviving entity of such merger or consolidation, and provided further, that immediately after the consummation or such consolidation or merger there shall exist no condition or event which constitutes an Event of Default or a Potential Event of Default. In addition Borrower may purchase any, all or substantially all of the assets of any other Person in connection with acquisitions reasonably related to Borrower's existing lines of business, provided that immediately after the effectiveness of any such acquisition, there shall have occurred and be continuing no Event of Default or Potential Event of Default.

         (g) Loans, Investments, and Secondary Liabilities. Make or permit to remain outstanding, or permit any Consolidated Subsidiary (except Dastek(M)) to make or permit to remain outstanding, any loan or advance to, or guaranty, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock, or dividends of, or own, purchase, or acquire any stock, obligations, or securities of or any other interest in, or make any capital contribution to, any other Person, except Borrower and its Consolidated Subsidiaries may:

                   (i) own, purchase, or acquire certificates of deposit, time deposits and bankers' acceptances issued by Bank, commercial paper rated Moody's P-2 or better and/or Standard & Poor's A-2 or better, obligations or instruments issued by or guaranteed by an entity designated as Standard & Poor's A-2 or better, or Moody's P-2 or better or the equivalent by a nationally recognized credit agency, municipal bonds, and other governmental and corporate debt obligations rated Standard & Poor's A or better and/or Moody's A2 or better, direct obligations of the United States of America or its agencies, and obligations guaranteed or insured by the United States of America, and any funds investing in any of the foregoing;

                   (ii) acquire and own stock, obligations, or securities received in connection with debts created in the ordinary course of business owing to Borrower or a Subsidiary;

                   (iii) continue to own the existing capital stock of Borrower's Subsidiaries;

                   (iv) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                   (v) make loans, advances to, or investments in a Subsidiary or joint venture in connection with the normal operations of the business of such Subsidiary or joint venture and allow Borrower's Subsidiaries or any joint venture to which it is a party to make or permit to remain outstanding advances from Borrower's Subsidiaries or such joint venture to Borrower;

                   (vi) make or permit to remain outstanding loans or advances to Borrower's Subsidiaries or any joint venture to which it is a party or enter into or permit to remain outstanding guarantees in connection with the obligations of Borrower's Subsidiaries or such joint venture; and

                   (vii) make or permit to remain outstanding (a) loans and/or advances to Borrowers' officers, stockholders and/or employees, which, in the aggregate, would not exceed $3,000,000 during the term of this Agreement, (b) loans to Borrower's vendors, in the ordinary course of Borrower's business, which, in the aggregate, do not exceed $5,000,000, (c) progress payments to Borrower's vendors made in the ordinary course of Borrower's business, (d) (i) loans and/or advances for the purpose of purchasing Borrower's shares of stock pursuant to its employee stock purchase or option plans, (ii) advances for salary, travel, and other expenses, advances against commission and other similar advances made to officers or employees in the ordinary course of Borrower's business, and (iii) loans and/or advances to or for the benefit of officers, directors, or employees in connection with litigation and other proceedings involving such persons by virtue of their status as officers, directors, or employees, respectively, and (e) investments under deferred compensation plans for the benefit of the employees of Borrower and its Subsidiaries.

         (h) Asset Sales. Convey, sell, lease, transfer, or dispose of (individually, a "Transfer"), or permit any Consolidated Subsidiary (except Dastek(M)) to Transfer, in one transaction or a series of transactions all or any part of its or its Consolidated Subsidiary's (except Dastek(M)) business, property or fixed assets outside the ordinary course of business, whether now owned or hereafter acquired, except that Borrower and its Consolidated Subsidiaries (except Dastek(M)) may make Transfers of business, property or fixed assets in transactions outside the ordinary course of business for consideration which in the aggregate does not exceed 20% of Consolidated Tangible Net Worth in any fiscal year of Borrower without the prior written consent of Bank, which consent shall not be unreasonably withheld.

                                       VII

                               EVENTS OF DEFAULT

    VII.1. EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:

         (a) Borrower shall fail to pay any installment of the principal of the Revolving Note outstanding hereunder when due or any installment of interest on the Revolving Note or other amount payable hereunder within 10 Business Days of the date when due; or

         (b) Any representation or warranty made by Borrower herein or by Borrower (or any of its officers) in connection with the Loan Documents shall prove to have been incorrect in any material respect when made; or

         (c) Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or in any and all documents executed in conjunction with this

Agreement, which failure continues uncured for more than 30 consecutive days. Notwithstanding the foregoing, any failure of Borrower to perform or observe Sections 6.1 (c) and (f) and/or 6.2 (a), (b), (c), (d), (f), and (h) shall constitute an Event of Default without regard to any lapse of time or cure period; or

         (d) Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement other than those referred to in Subsections 7.1(a), (b) and (c) above on its part to be performed or observed and any such failure shall remain unremedied for 30 days after Borrower knows of such failure; or

         (e) Borrower or any of its Consolidated Subsidiaries (except Dastek(M)) shall, after written demand, fail to pay any principal of or premium or interest on, any Debt in which Borrower may be obligated as either a borrower or guarantor, the aggregate outstanding amount of which is at least $1,000,000 (excluding Debt evidenced by the Revolving Notes), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall continue after the applicable grace period, if any is specified in the agreement or instrument relating to such Debt; or

         (f) (i) Borrower or any of its Consolidated Subsidiaries (except Dastek(M)) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Borrower or any of its Consolidated Subsidiaries (except Dastek(M)) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or any of its Consolidated Subsidiaries (except Dastek(M)) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, or unbonded for a period of 30 days; or (iii) there shall be commenced against Borrower or any of its Consolidated Subsidiaries (except Dastek(M)) any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) Borrower or any of its Consolidated Subsidiaries (except Dastek(M)) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
(ii), and (iii) above; or (v) Borrower or any of its Consolidated Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

         (g) One judgment or decree shall be entered against Borrower or any of its Consolidated Subsidiaries (except Dastek(M)) involving a liability (not paid or 75% covered by insurance or the third party indemnity of a solvent indemnitor) equal to or greater than $5,000,000 or one or more judgements or decrees shall be entered against Borrower or any of its Consolidated Subsidiaries (except Dastek(M)) involving in the aggregate a liability (not paid or 75% covered by insurance or the third party indemnity of a solvent indemnitor) equal to or greater than $10,000,000 and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or

         (h)  (i)   Borrower or any of its ERISA Affiliates fails to make full payment when due of all material amounts which, under the provisions of any Pension Plan or Section 412 of the Internal Revenue Cede, Borrower or any of its ERISA Affiliates is required to pay as contributions thereto;

              (i) any material accumulated funding deficiency occurs or exists, whether or not waived, with respect to any Pension Plan;

              (ii) the excess of the actuarial present value of all benefit liabilities under all material Pension Plans over the fair market value of the assets of such Pension Plans (excluding on such computation Pension Plans with assets greater than benefit liabilities) allocable to such benefit liabilities are greater than 5% of Consolidated Tangible Net Worth;

              (iii) Borrower or any of its ERISA

Affiliates enters into any transaction which has as its principal purpose the evasion of liability under Subtitle D of Title IV of ERISA;

              (iv) (A) Any material Pension Plan maintained by Borrower or any of its ERISA Affiliates shall be terminated within the meaning of Title IV of ERISA, or (B) a trustee shall be appointed by an appropriate United States district court to administer any material Pension Plan, or (C) the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any material Pension Plan or to appoint a trustee to administer any Pension Plan, or (D) Borrower or any of its ERISA Affiliates shall withdraw (under Section 4063 of ERISA) from any material Pension Plan, if as of the date of the event listed in subclauses (A)-(C) above or any subsequent date, either Borrower or its ERISA Affiliates has any material liability (such liability to include, without limitation, any material liability to the Pension Benefit Guaranty Corporation, or any successor thereto, or to any other party under Sections 4062, 4063, or 4064 of ERISA or any other provision of law) resulting from or otherwise associated with the events listed in subclauses
(A)-(C) above;

              (v) As used in this subsection 7.1(i)(vi) the term "accumulated funding deficiency" has the meaning specified in Section 412 of the Internal Revenue Codes and the terms "actuarial present value" and "benefit liabilities" have the meanings specified in Section 4001 of ERISA; or

         (i) There shall be instituted against Borrower, or any of its Consolidated Subsidiaries (except Dastek(M)), any proceeding for which forfeiture (not paid or 75% covered by insurance or the third party indemnity of a solvent indemnitor) of any property equal to or greater than $5,000,000 is a potential penalty and such proceeding shall not have been vacated or discharged within 30 days of its institution;

THEN (i) upon the occurrence of any Event of Default described in clause (f) above, the Commitment shall immediately terminate and all Revolving Loans hereunder with accrued interest thereon, and all other amounts owing under this Agreement, the Revolving Note, and the other Loan Documents shall automatically become due and payable, and (ii) upon the occurrence and continuance of any other Event of Default, Bank may by notice to Borrower, declare the Commitment to be terminated forthwith, whereupon the

Commitment shall immediately terminate; and by notice to Borrower, declare the Revolving Loans hereunder, with accrued interest thereon, and all other amounts owing under this Agreement, the Revolving Note, and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest, and all other notices of any kind are hereby expressly waived. Notwithstanding any other provision of this Agreement, notices to Borrower pursuant to this Section may be communicated orally (including by telephone with a written notice to Borrower to be subsequently provided by Bank) or in writing (including telex or facsimile transmission).

                                      VIII

                                  MISCELLANEOUS

    VIII.1. AMENDMENTS, ETC. No amendment or waiver of any provision of the Loan Documents nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

    VIII.2. NOTICES, ETC. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, or facsimile communication) and mailed or telegraphed or telexed or sent by facsimile or delivered, if to Borrower, at Borrower's address set forth on the signature page hereof; and if to Bank, at its address set forth on the signature page hereof; or, as to each party at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective when deposited in the mails, delivered to the telegraph company, sent by telex or sent by facsimile respectively, except that notices and communications to Bank pursuant to Article II shall not be effective until received by Bank.

    VIII.3. RIGHT OF SETOFF. Upon and during the continuance of any Event of Default, Bank and any participant with Bank in the Commitment pursuant to
Section 8.6 is hereby authorized by Borrower, at any time, and from time to time, without prior notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of Borrower under the

Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Bank or such participant to Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank or such participant in its sole discretion may elect. Bank agrees promptly to notify Borrower (and to cause each such participant to notify Borrower) after any such set-off and application is made. Upon and during the continuance of any Event of Default, Bank and all such participants are authorized to debit any account maintained with it by Borrower for any amount of principal, interest, or fees which are then due and owing to Bank or such participants by Borrower.

    VIII.4. NO WAIVER: REMEDIES. No failure on the part of Bank to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    VIII.5. COSTS AND EXPENSES. Borrower agrees to pay, within 30 days of demand therefor by Bank (but on demand if there shall then exist any Event of Default), all costs and expenses (i) of Bank (including reasonable and documented attorneys' fees and reasonable and documented costs of in-house counsel and staff) in connection with the preparation, amendment, or modification of the Loan Documents, and (ii) of Bank in connection with the enforcement (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium, or other similar proceedings) or restructuring of the Loan Documents; provided that Borrower's obligation to reimburse Bank for such attorneys' fees in connection with the preparation of the Loan Documents shall be limited to $5,000; provided further that the foregoing limitation shall not apply to any such costs and expenses attributable (in the reasonable judgment of Bank) to (i) any material change (other than at the request of Bank) in the terms and conditions set forth in the Summary of Terms and Conditions (attached to a letter from Bank to

Andrew Koslow, Esq., dated October 16, 1995), dated October 16, 1995, or (ii) any failure by Borrower, or any representative acting on behalf of Borrower reasonably to cooperate with the efficient closing of the transaction contemplated by the Loan Documents.

    VIII.6. PARTICIPATIONS. (a) Bank may sell, negotiate, or grant participations in all or part of the obligations of Borrower outstanding under the Loan Documents, subject to the prior written approval of Borrower (which approval shall not be unreasonably withheld); provided that any such sale, negotiation or participation shall be in compliance with the applicable federal and state securities laws. Notwithstanding the foregoing, Bank shall not sell, negotiate, or grant participations unless it retains at least $20,000,000 of the Commitment or another amount as agreed upon by Borrower and Bank. Bank shall not transfer or grant any participating interest under which the participant shall have rights: (i) greater than Bank under Sections 3.6, 3.7, or 3.10 of this Agreement, or (ii) to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would:

              (A) increase the amount or extend the Maturity Date of the Commitment;

              (B) reduce the principal of, or interest on, the Revolving Loans or any fee or other amount payable to the participant hereunder;

              (C) postpone any date fixed for any payment in respect of principal of, or interest on, the Revolving Loans or any fee or other amount payable to Bank hereunder; or

              (D)  amend the provisions of this sentence.

In the event that Borrower requests a modification to any of the provisions set forth in clauses (A) through (D) above (a "Modification Request") and any existing participant refuses to agree to such modifications (a "Nonaccepting Participant"), Bank shall use good faith efforts to secure a participant willing to accept such modifications as a replacement participant for the Nonaccepting Participant (an "Accepting Participant") and, in the event that Bank shall be unable to secure an Accepting Participant within 60 days from Bank's receipt from Borrower of the related Modification Request, then

Borrower shall, at its option, be entitled to purchase the Nonaccepting Participant's participation interest. No participant shall constitute "Bank" under any Loan Document, and Borrower shall continue to deal solely and directly with Bank.

         (b) Bank may disclose to any proposed participant which is a financial institution any information relating to Borrower or any of its Consolidated Subsidiaries; provided, that prior to such disclosure such participant and Bank shall have executed Borrower's standard Confidential Disclosure Statement ("Confidentiality Letter").

    VIII.7. EFFECTIVENESS, BINDING EFFECT; GOVERNING LAW. This Agreement is being executed on the date hereof by Borrower, and Bank and is binding on and effective against each such party as of the date hereof. This Agreement shall become effective when it shall have been executed by Borrower and Bank and thereafter shall be binding upon and inure to the benefit of Borrower, Bank and their respective permitted successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Bank. THIS AGREEMENT AND THE REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW DOCTRINE.

    VIII.8. CONSENT TO JURISDICTION; VENUE. BANK FOR SERVICE OF PROCESS. All judicial proceedings brought against Borrower with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in the County of San Francisco in the State of California, and by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section. Borrower designates and appoints Borrower's Chief Financial Officer, from time to time, Komag Incorporated, 275 South Hillview Drive, Milpitas, California 95035, and such other Persons as may hereafter be selected by Borrower irrevocably agreeing in writing to so serve (as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by Borrower to be effective and binding service in every respect). A copy of any such process so served shall be mailed by registered mail to Borrower at its address provided in the applicable signature page hereto, except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process. If any agent appointed by Borrower refuses to accept service, Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Bank, on behalf of Bank or Bank to bring proceedings against Borrower in courts of any jurisdiction.

    VIII.9. ENTIRE AGREEMENT. This Agreement with Exhibits and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

    VIII.10. SEPARABILITY OF PROVISIONS. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

    VIII.11. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    VIII.12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the consent of Bank.

    VIII.13. EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective on the later to occur of (i) December 15, 1995 and (ii) such other date that Borrower notifies Bank that any necessary approvals of any other lenders to Borrower have been obtained and that this Agreement is effective, provided that if this Agreement has not become effective on or before January 31, 1996 as hereinabove provided, then this Agreement shall be null and void and Bank shall have no obligation to Borrower on account of the Commitment or otherwise pursuant to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        "BORROWER"

                                        KOMAG, INCORPORATED

                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

                                        Address for notices:

                                        275 South Hillview Drive
                                        Milpitas, California 95035
                                        Attention:  David H. Allen
                                                    Treasurer

                                        "BANK"

                                        THE INDUSTRIAL BANK OF JAPAN,
                                        LIMITED, SAN FRANCISCO AGENCY

                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

                                        Address for notices:

                                        555 California Street, Suite 3110

                                        San Francisco, California 94104
                                        Attention:  Michael McCorriston

                                   EXHIBIT A

                              NOTICE OF BORROWING

                                             Date:  ___________________, 19____

To: The Industrial Bank of Japan, Limited, San Francisco Agency, with respect to the Credit Agreement, dated as of December 15, 1995 (as extended, renewed, amended, or restated from time to time, the "Credit Agreement"), between Komag, Incorporated and The Industrial Bank of Japan, Limited, San Francisco Agency.

Ladies and Gentlemen:

              The undersigned, Komag, Incorporated ("Borrower"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.1(b) of the Credit Agreement, of the Revolving Loan specified below:

              1. The Business Day of the proposed Revolving Loan is ______________________, 19___.

              2. The aggregate amount of the proposed Revolving Loan is $__________________________.

              3. The Revolving Loan is to be comprised of $____________ of a [Prime Rate] [Eurodollar Rate] Loan.

              [4.      The duration of the Interest Period for the Eurodollar
Rate Loan shall be [one] [two] [three] [six] [nine] [twelve] months.]

              The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Revolving Loan, before and after giving effect thereto and to the application of the proceeds therefrom:

                       (a) the representations and warranties of Borrower contained in Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

                       (b) no Event of Default or Potential Event of Default has occurred and is continuing, or would result from such proposed Revolving Loan; and

                       (c) The proposed Revolving Loan will not cause the aggregate principal amount of all outstanding Revolving Loans to exceed the Commitment.

                                        KOMAG, INCORPORATED

                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

                                   EXHIBIT B

                                 REVOLVING NOTE

$35,000,000                                                 San Jose, California
                                                               December __, 1995

         FOR VALUE RECEIVED, KOMAG, INCORPORATED (Borrower"), promises to pay to the order of THE INDUSTRIAL BANK OF JAPAN, LIMITED, SAN FRANCISCO AGENCY ("Bank") the principal amount of THIRTY-FIVE MILLION DOLLARS ($35,000,000), or, if less, the aggregate amount of Revolving Loans (as defined in the Credit Agreement referred to below), made by Bank to Borrower pursuant to the Credit Agreement referred to below, outstanding on the Maturity Date (as defined in the Credit Agreement referred to below). All unpaid amounts of principal and interest shall be due and payable in full on the Maturity Date as defined in the Credit Agreement referred to below.

         Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Bank located at 555 California Street, San Francisco, California 94104, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement referred to below. Until notified of the transfer of this Note, Borrower shall be entitled to deem Bank or such person who has been so identified by the transferor in writing to Borrower as the holder of this Note, as the owner and holder of this Note. Each of Bank and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid on the schedule attached hereto, if any; provided, however, that the failure to make notation of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Note.

         This Note is referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of December 15, 1995 (the "Credit Agreement"), between Borrower and Bank. The Credit Agreement, among other things, (i) provides for the making of advances (the "Loans") by Bank to Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of Borrower resulting from each such Loan being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand, and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

         IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above written.

                                        KOMAG, INCORPORATED

                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

                                   SCHEDULE 1

                     EXISTING LIENS AND SECURITY INTERESTS

         1.       Purchase money security interests in equipment; and

         2.       UCC filings evidencing leased equipment.

                                                     SCHEDULE 2

SUBSIDIARIES AND                                         PERCENTAGE OF
CONSOLIDATED SUBSIDIARIES                                BORROWER'S OWNERSHIP
-------------------------                                --------------------
1.       Komag Material Technology, Inc.                        55%
2.       Komag Technology Partners                              50%
3.       Asahi Komag Co., Ltd.                                   0%(1)
4.       Komag Bermuda Ltd.                                    100%
5.       Komag Overseas Ltd.                                   100%
6.       Komag USA (Malaysia) Sdn                                0%(2)
7.       Dastek Holding Company                                 60%
8.       Dastek(M) SDN BHD                                       0%(3)
9.       Headway Technologies, Inc.                             17%(4)
10.      Asahi Komag (Thailand) Co., Ltd.                        0%(5)





-------------------------
     (1) Borrower owns 50% of Komag Technology Partners, which owns 98% of Asahi Komag Co., Ltd.

     (2) Komag Bermuda Ltd. (97%) and Komag Overseas Ltd. (3%) own 100% of Komag USA (Malaysia) Sdn.

     (3)    Dastek Holding Company owns 100% of Dastek(M) SDN BHD.

     (4) Borrower, through Asahi Komag Co, Ltd., owns an additional 9.5% of Headway Technologies, Inc.

     (5)    Asahi Komag Co., Ltd. owns 100% of Asahi Komag (Thailand) Co., Ltd.